Exhibit 10.42

PURCHASE AND SALE AGREEMENT

WOODFIELD CREEKSTONE APARTMENTS

LOCATED AT

5472 SOUTH MIAMI BOULEVARD

DURHAM NC

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:

Trade Street Operating Partnership, LP

19950 W. Country Club Drive, Suite 801

Aventura, Florida 33180

Attn: Greg Baumann

Telephone: (786) 248-6050

Facsimile: (786) 248-3679

Email: GBaumann@Trade-Street.com

With a copy to:	Bass, Berry & Sims, PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 Attn: T. Gaillard Uhlhorn Telephone: (901) 543-5943 Facsimile: (901) 543-5999 E-mail: guhlhorn@bassberry.com

(b) Seller and Notice Address:

CRP/WF Creekstone, LLC

a Delaware limited liability company

c/o Woodfield Investments

19583 Saratoga Springs Place

Ashburn, VA 20147

Attn: Greg Bonifield

Telephone: 703-286-7193

Email: gbonifield@wfinvest.net

With a copy to:

CRP/WF Creekstone, LLC

a Delaware limited liability company

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Attn: Brian Nelsen

Telephone: 202-729-5233

Email: brian.nelsen@carlyle.com

and	Mayer Brown LLP 1999 K Street NW Washington, DC 20006 Attn: Keith J. Willner Telephone: 202-263-3215 Email: kwillner@mayerbrown.com

(c) Date of this Agreement:	The latest date of execution by Seller and Purchaser, as shown on the signature page hereto.

(d) Purchase Price:	$35,800,000

(e) Initial Deposit:	$150,000

(f) Additional Deposit:	$600,000

(g) Closing Extension Deposit:	$200,000

(h) Earnest Money:	Collectively, the Initial Deposit, the Additional Deposit and the Closing Extension Deposit, together with any other deposits of earnest money made pursuant to the terms of this Agreement. The definition of “Earnest Money” includes any interest earned thereon.

(i) Due Diligence Period:	The period ending November 16, 2012.

(j) Closing Date:	The date that is twenty (20) days after Seller receives the Final Certificate of Occupancy for the Project (as hereinafter defined); subject to adjustment as provided in Paragraph 6.1.

(k) Final Certificate of Occupancy:	The final certificate of compliance with respect to the entire Project issued by the Durham City – County Inspections Department in connection with the construction and development of the Project.

(l) Plans and Specifications:	The construction plans and specifications created in contemplation of the development of the Property which are described on Exhibit F attached hereto, as same may be changed, modified or supplemented.

(m) Project Architect:	The Housing Studio, PA

(n) General Contractor:	C.F. Evans & Co. Construction Services, LLC

(o) Title Company and Escrow Agent:

Fidelity National Title Insurance Company

200 Galleria Parkway SE, Suite 2060

Atlanta, GA 30339

Attention: Leslie M. Flowers

Telephone: (678) 718-1422

Facsimile: (678) 213-1649

E-mail: Leslie.Flowers@fntg.com

(p) Broker:	Apartment Realty Advisors

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (the “Property”):

(a) The real property located in Durham, North Carolina having a property address of 5472 S. Miami Boulevard, Durham, North Carolina, 27703 more particularly described on Exhibit A attached hereto and incorporated by reference herein (the “Land”), together with all buildings, structures, parking areas, sidewalks, landscaping and improvements located on or to be constructed on the Land to include, without limitation, that certain apartment complex containing ten (10) buildings with a total of 256 residential units currently known as “Woodfield Creekstone” (the “Improvements”), and all right, title and interest of Seller in and to appurtenances of the Land, including easements or rights-of-way relating thereto, and, without warranty, all right, title and interest of Seller in and to the land lying within any street or roadway adjoining the Land or any vacated or hereafter vacated street or alley adjoining said Land.

(b) All of Seller’s right, title and interest, if any, in and to all fixtures, furniture, equipment, appliances, machinery, signage and other tangible personal property, if any, owned by Seller located or to be located on the Land or used in connection with the operation of the Improvements including without limitation the tangible personal property listed on Exhibit G attached hereto and incorporated by reference herein (the “Personal Property”), but excluding any items of personal property owned by tenants, any managing agent, or others, and, if the Personal Property includes computer hardware, any software installed therein, and subject to the revocable non-exclusive license set forth in Paragraph 1.3 with respect to items of Personal Property bearing the name “Woodfield”.

(c) All of Seller’s interest, as landlord, in the “Leases,” being all leases, tenancy or occupancy agreements in and for all or any portion of the Land or Improvements, all leases which may be made by Seller after the date hereof and before Closing as permitted by this Agreement, including all amendments thereto.

(d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) all licenses, approvals and permits relating to the operation of the Property, (B) the marks identifying the Property, including, without limitation, “Creekstone”, (C) a non-exclusive right in and to the express warranties issued to Seller in connection with the construction of the Project and still in effect; provided, however, that Seller shall retain a non-exclusive right in and to all of such warranties; (D) the Plans and Specifications and other architectural and engineering drawings for the Improvements, and the agreement between Seller and Project Architect, and (E) telephone exchange numbers, website domains, and advertising materials used in connection with the Property; but, Intangible Personal Property shall specifically exclude any and all trademarks, service marks and trade names of Seller and Seller’s Affiliates (including, without limitation, the name “Woodfield”), and with reservation by Seller to use such names in connection with other property owned by Seller or Seller’s Affiliates. Purchaser understands that Seller cannot make any representation, warranty or assurance that any contract or intangible right is assignable, but Purchaser and Seller agree that the written consent of the Project Architect for the assignment of its contract shall be requested by Seller, and should Seller not be successful in producing written consents by the end of the Due Diligence Period, Purchaser’s sole remedy shall be to cancel this Agreement and to receive a refund of the Earnest Money.

1.3 Advertising Transition License. The name “Woodfield”, and all rights thereto, have been expressly excluded by Seller from the Property being sold to Purchaser. Seller, however, agrees to grant to Purchaser a non-exclusive license to use the advertising materials and signage located at the Property as of the Closing Date which contain the name “Woodfield”, effective upon the Closing and ending 90-days thereafter. Upon the expiration of such 90-day period, Purchaser shall have no right to use the name “Woodfield” and Purchaser shall have returned to Seller any then existing advertising materials or other items containing the name “Woodfield” that relate to the Property, and removed the name “Woodfield” from any signage relating to the Property. The provisions of this Paragraph 1.3 shall expressly survive the Closing and Seller shall have all rights in equity and law to enforce the provisions of this Paragraph 1.3.

1.4 Earnest Money; Initial Deposit and Additional Deposit. The Initial Deposit, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than two (2) business days after the execution of this Agreement by both Seller and Purchaser. In the event that Purchaser fails to timely deposit the Initial Deposit with the Escrow Agent, this Agreement shall be of no force and effect. Unless Purchaser shall have terminated this Agreement pursuant to Paragraph 2.4, Purchaser shall deposit the Additional Deposit with the Escrow Agent not later than two (2) business days after the expiration of the Due Diligence Period. At Closing, the Earnest Money shall be applied to the Purchase Price. Otherwise, the Earnest Money shall be delivered to the party entitled to receive the Earnest Money in accordance with the provisions of this Agreement.

ARTICLE 2: INSPECTIONS

2.1 Property Information. Seller has made available to Purchaser, to the extent in Seller’s possession, copies of, or access to with the right to copy, the following (“Property Information”):

(a) the standard form of apartment lease used by Seller for the Property and the right to inspect and copy the existing Leases in the possession of the property manager for the Property;

(b) a current rent roll of the Property in substantially the form and content as is typically used for the Property, but at a minimum containing the following information: apartment/suite number for apartments subject to executed Leases, tenant name, lease rent, security deposits, pet deposits and other deposits held (the “Rent Roll”);

(c) a list of Personal Property,

(d) a list (a copy of which is attached hereto as Exhibit H) and copies of Service Contracts;

(d) an ALTA/ACSM land title survey of the Property originally dated May, 9, 2011 and last revised November 28, 2011, prepared by The John R McAdams Company, Inc. (the “Existing Survey”);

(e) a phase I environmental report dated February 2011 and revised May 6, 2011, prepared by Soil & Environmental Consultants, PA;

(f) operating statements used by Seller in the ordinary course of the operations of the Property (the “Operating Statements”);

(g) the Plans and Specifications described on Exhibit F, for the development and construction of an approximately 256 unit multi-family residential community on the Property (the “Project”); and

(h) any other non-confidential and non-proprietary information not described in Paragraph 2.1 as reasonably requested by Purchaser; provided, however, that Seller shall only be required to deliver such information as it is appears in Seller’s files and Seller shall not be required to compile or produce any new report, summary or statement to satisfy same.

Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information or as to any other materials or information provided or made available to Purchaser. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than (i) on a need-to-know basis to Purchaser’s consultants who agree to maintain the confidentiality of such information and to return such information to Seller if the Closing does not occur, and (ii) as required by law or court order; provided that Purchaser shall provide Seller with written notice before making any such disclosure.

2.2 Inspections. Subject to the rights of tenants and the provisions of Paragraph 2.3 below, during the Due Diligence Period, Purchaser shall make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, Buildings 1, 2, 3, 5, 6 and 7, and other information pertaining to the Property which it desires to review (excluding appraisals, internal valuations or other proprietary materials that may be in Seller’s possession).

2.3 Conduct of Inspections.

(a) Inspections in General. During the Due Diligence Period, Purchaser, its agents, and employees shall have the right to enter the Property (subject to the rights of tenants) for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense, as provided herein. Before any such entry, Purchaser shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits (minimum $4 million) and coverage reasonably satisfactory to Seller. All of such entries upon the Property shall be at reasonable times, during normal business hours, after at least 24 hours prior notice to Seller or Seller’s agent (which notice, for purposes of this sentence only, shall be given to Michael Underwood via telephone at (919) 349-4822 or email at munderwood@woodfieldinvestments.com and to Seth Davis via telephone at (202) 729-5361 or email at seth.davis@carlyle.com, and shall provide Seller with the names, addresses and scope of work for each person and/or entity that will be conducting inspections), shall comply with all of Seller’s reasonable requirements (including the requirements of any of Seller’s contractor’s performing work at the Property) regarding entry upon the Property, shall not interrupt or interfere with any construction, renovation, maintenance or other work being performed at the Property, and Seller and Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Upon reasonable prior notice and request from Purchaser (which notice and request, for purposes of this sentence only, shall be given to Michael Underwood via telephone at (919) 349-4822 or email at munderwood@woodfieldinvestments.com and to Seth Davis via telephone at (202) 729-5361 or email at seth.davis@carlyle.com, and shall provide Seller with the names, addresses and scope of work for each person and/or entity that will be conducting inspections), Seller shall notify tenants of the Property and permit Purchaser to view completed apartments, subject to the rights of any tenants under their leases, if any, and except to the extent specifically prohibited in such tenants’ leases. Within 5 days after Seller’s request, Purchaser shall provide Seller, at Seller’s cost, with a copy of the results of any third party tests and inspections made by or for Purchaser, excluding (i) market and economic feasibility studies and (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege or which are subject to a confidentiality agreement (the “Purchaser’s Reports”). If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall indemnify, defend and hold harmless Seller and Seller’s shareholders, directors, officers, tenants, agents, contractors and employees and the Property from and against any and all losses, costs, damages, claims, or liabilities arising out of or in connection with any entry or inspections performed by Purchaser, its agents or representatives; provided, however, Purchaser shall have no liability to Seller under this Paragraph 2.3 for the mere discovery of any pre-existing condition at the Property. This indemnity shall survive the Closing and any termination of this Agreement.

(b) Environmental Inspections and Release. The inspections under Paragraph 2.2 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. At Seller’s request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above. Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Seller and Seller’s Affiliates (hereafter defined) from and against any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation; provided, however, that if Purchaser is named as a responsible party in any litigation brought by a party unrelated to Purchaser and Seller is not so named, then Purchaser may interplead Seller in such action. The provisions of this paragraph shall survive the Closing or any earlier termination of this Agreement. “Seller’s Affiliates” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with the Seller, or (b) any entity at least a majority of whose economic interest is owned by Seller; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

(c) Contact with Tenants and Governmental Authorities. Except as provided below and without Seller’s prior written consent which shall not be unreasonably withheld, Purchaser shall not contact any tenant or any current non-tenant lease applicant or any representative of either of them or any governmental authority having jurisdiction over the Property. At Purchaser’s reasonable request (which request shall identify the approximate number of tenants which Purchaser desires to interview), Seller and Purchaser shall schedule tenant interviews, at which a representative of Seller may be present. Seller acknowledges that Purchaser intends to engage PZR (or other zoning advisory firm reasonably approved by Seller) to provide a zoning report with respect to the Property and that in order for PZR (or other approved firm) to provide such report PZR (or other approved firm) may need to contact the Durham Planning Department. In view of that, Seller hereby consents to PZR (or other approved firm) contacting the Durham Planning Department for the sole purpose of obtaining such information as is reasonably necessary for PZR (or other approved firm) to provide a customary zoning report (and, if not PZR, such report as may be reasonably approved by Seller) to Purchaser regarding the Property.

2.4 Termination During Due Diligence Period. If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes for any reason or for no reason, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination on or before the expiration date of the Due Diligence Period. In the event of such termination, Purchaser shall promptly return the Property Information to Seller, upon Seller’s request. Provided Purchaser is not in default hereunder, Escrow Agent shall promptly refund the Initial Deposit to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement. In the event of such termination, Purchaser shall promptly return to Seller all originals and copies in Purchaser’s (or its agents’ or representatives’) possession of all Property Information, and, at Seller’s request, deliver to Seller the Purchaser’s Reports. Purchaser’s failure to terminate this Agreement on or prior to the expiration of the Due Diligence Period shall be deemed the complete and irrevocable waiver of the condition set forth in this Paragraph 2.4, and Purchaser shall not thereafter be entitled to terminate this Agreement based upon this Paragraph 2.4.

2.5 Purchaser’s Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties in Paragraph 8.1 and the warranty of title in the deed delivered at the Closing (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an “As is” and “Where is” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that Purchaser is not now relying, and will not later rely, upon any disclosures, representations or warranties (whether express or implied) made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property, except for Seller’s Warranties.

Consistent with the foregoing and subject solely to the Seller’s Warranties, effective as of the Closing Date for the Property, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges, waives and exonerates Seller, Seller’s Affiliates, and the agents, affiliates, members, partners, officers, subsidiaries, successors and assigns of each of them (collectively the “Releasees”) from any and all liabilities, obligations, rights, claims, causes of action and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract, all claims under a warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) and all claims for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or all similar federal, state or local statute, rule or regulation. Purchaser, upon Closing, shall be deemed to have waived, exonerated, relinquished and released Seller and all other Releasees from and against any and all matters affecting the Property, other than Seller’s Warranties.

The provisions of this Paragraph 2.5 shall survive indefinitely any closing or termination of this Agreement and shall not be merged into the closing documents.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Title Review. During the Due Diligence Period, Purchaser shall review Seller’s existing title insurance policy and the Existing Survey. Purchaser may, at its expense, secure during the Due Diligence Period any title commitment or report from the Title Company (“Title Report”) and/or survey update desired by Purchaser with respect to the Property (“Survey Update”). In addition, Seller shall provide Purchaser with a copy of the final “as-built” ALTA/ACSM survey of the Property prepared for Seller by The John R McAdams Company, Inc. Furthermore, Purchaser shall have the right to request that the Title Company provide at Purchaser’s sole cost and expense any reinsurance or endorsements Purchaser shall request with respect to such Title Report, provided that the issuance of such reinsurance or endorsements shall not be a condition to or delay the Closing.

3.2 Title and Survey Objections.

(a) Purchaser may advise Seller in writing and in reasonable detail, not later than November 13, 2012, what exceptions to the Title Report other than Permitted Exceptions, if any, are not acceptable to Purchaser (the “Title Objections”). Purchaser shall not, however, unreasonably express disapproval of any exceptions and prior to notifying Seller of any Title Objections shall endeavor in good faith to cause Title Company to modify and update the Title Report to reflect its requested corrections and revisions. Seller shall have five (5) business days after receipt of Purchaser’s Title Objections to give Purchaser notice that (a) Seller will remove any Title Objections from title or afford the Title Company necessary information or certifications to permit it to insure over such exceptions or (b) Seller elects not to cause such exceptions to be removed or insured over. Seller’s failure to provide notice to Purchaser as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Purchaser that Seller will not remove or insure over any or all of the Title Objections, Purchaser shall have two (2) business days to determine whether (i) to waive such Title Objections which Seller has elected not to remove or insure over and proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement in which event, if Purchaser is not in default hereunder, Escrow Agent shall promptly refund the Initial Deposit to Purchaser; provided, however, that should Seller notify Purchaser on or before November 15, 2012 that Seller will not remove or insure over any or all of the Title Objections, then Purchaser shall have until the expiration of the Due Diligence Period to make its determination under the preceding clauses (i) or (ii). Purchaser’s failure, prior to the end of the applicable period, to give Seller notice to terminate this Agreement shall be deemed to be an election by Purchaser under clause (i) of the preceding sentence.

(b) Purchaser shall advise Seller in writing and in reasonable detail, not later than the earlier of five (5) days after receipt of the Survey Update and December 12, 2012, what matters on the Survey Update other than Permitted Exceptions, if any, are not acceptable to Purchaser (the “Survey Objections”). Purchaser shall not, however, unreasonably express disapproval of any such matters and prior to notifying Seller of any Survey Objections shall endeavor in good faith to cause Title Company to modify and update the Title Report to reflect its requested corrections and revisions. Seller shall have five (5) business days after receipt of Purchaser’s Survey Objections to give Purchaser notice that (a) Seller will remove any Survey Objections from title or afford the Title Company necessary information or certifications to permit it to insure over such exceptions or (b) Seller elects not to cause such exceptions to be removed or insured over. Seller’s failure to provide notice to Purchaser as to any Survey Objection shall be deemed an election by Seller not to remove the Survey Objection. If Seller so notifies or is deemed to have notified Purchaser that Seller will not remove or insure over any or all of the Survey Objections, Purchaser shall have two (2) business days after Seller has notified, or has been deemed to have notified, Purchaser that Seller will not remove or insure over any or all of the Survey Objections to determine whether (i) to waive such Survey Objections which Seller has elected not to remove or insure over and proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement in which event, if Purchaser is not in default hereunder, Escrow Agent shall promptly refund the Earnest Money to Purchaser. Purchaser’s failure, prior to the end of such two (2) business day period, to give Seller notice to terminate this Agreement shall be deemed to be an election by Purchaser under clause (i) of the preceding sentence.

(c) If the Title Company issues any update to the Title Report after the expiration of the Due Diligence Period to add or modify exceptions in a manner adverse to Purchaser, or to modify the conditions to obtaining any endorsement requested by Purchaser (provided the satisfaction of such condition is not within Purchaser’s control), Purchaser shall promptly notify Seller of any objections to such revisions other than Permitted Exceptions, but in no event later than the earlier of three (3) business days after Purchaser’s receipt of said update, in which event the same procedures for response, termination and waiver set forth in Paragraphs 3.2(a) and (b) above, as applicable, shall apply to such new objections and, if Purchaser appropriately notifies Seller of any such objection within three (3) business days of the scheduled Closing, the scheduled Closing Date shall be extended two (2) business days in order to accommodate such procedure.

3.3 Permitted Exceptions. “Permitted Exceptions” shall include and refer to: all matters set forth in the Title Report or any update thereto or to the Existing Survey or any update thereto that are approved or deemed approved by Purchaser pursuant to the terms of this Agreement; all matters shown on a Survey Update or update thereto (or derivative exceptions shown in the Title Report or any update thereto) other than (i) a material violation of zoning or building law, ordinance, map, resolution or regulation of a governmental authority having jurisdiction over the Property which violation materially and adversely affects the Property and the use, improvement or enjoyment thereof, or (ii) an unpermitted encroachment of an Improvement over a permanent easement, setback, buffer or transitional use area or upon adjacent property, or a material violation by Seller of that certain Declaration of Rights, Restrictions and Easements recorded in Book 2647 Page 741 of the registry (as amended by that certain Amendment recorded as instrument number 2011015016 of the registry) or Stormwater Facility Agreement recorded in Book 6878 Page 708 of the registry, that is materially adverse to the Project, and, in either case of (i) or (ii), for which affirmative coverage is not obtainable from the Title Company for a reasonable cost (provided, however, that if such coverage is obtainable at a reasonable cost or at no cost to Seller from a national title company other than the Title Company, such matter shall be deemed to be a Permitted Exception); all zoning and building laws, ordinances, maps, resolutions, and regulations of all governmental authorities having jurisdiction which affect the Property and the use, improvement or enjoyment thereof; the Leases; matters affecting title created by or with the consent of Purchaser; matters deemed to be permitted exceptions hereunder, including, but not limited to, the Condominium Conversion Agreement and any exception the Title Company may take in respect of the Punch List Work, if any, to be completed after closing in accordance with Paragraph 4.6; liens to secure taxes and assessments not yet due and payable; and, other matters which do not materially and adversely affect the use, occupancy, development or value of the Property. Notwithstanding the foregoing, Seller shall remove at Seller’s sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions the lien of the deed of trust given by Seller for the benefit U.S. Bank, National Association, dated as of November 29, 2011 and recorded in the office of the Register of Deeds of Durham County on November 30, 2011 as instrument number 2011036476.

3.4 Affidavits. Seller shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Purchaser’s title insurance policy, excepting only an owner's affidavit, or other customary affidavit(s) reasonably required by the Title Company, in a form which has been agreed to between Seller and the Title Company as to authority, the rights of tenants in occupancy, the status of mechanics’ liens and, if applicable, the “gap”.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property, including construction, marketing and leasing of the Property, substantially in the same manner as it did before the Date of this Agreement.

4.2 Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform in all material respects its obligations under the Leases and Service Contracts (as defined herein).

4.3 New Contracts and Leases. During the pendency of this Agreement, Seller will not enter into any contract (excluding leases) relating to the operation of the Property that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without the payment by Purchaser of any termination penalty or fee. Furthermore, after the expiration of the Due Diligence Period, Seller will not enter into any lease that will be an obligation affecting the Property subsequent to the Closing, except residential Leases and amendments and renewals in each case in accordance with Seller’s past practices, without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed.

4.4 Termination of Service Contracts. During the Due Diligence Period, Purchaser shall notify Seller which Service Contracts Purchaser wishes to assume at Closing. Notwithstanding the foregoing, Purchaser shall assume all Service Contracts that are not terminable on 30 days or less notice or that require the payment of a termination charge (unless Purchaser agrees to pay such termination charge). Purchaser shall pay any transfer or assignment charges due in connection with its assumption of any Service Contracts. Notice of termination for all Service Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges due thereunder after the Closing Date and through the date of actual termination shall be the responsibility of Purchaser.

4.5 Damage or Condemnation. Risk of loss resulting from any fire, flood or any other casualty before the Closing, shall remain with Seller. If before the Closing, the Property shall be materially damaged, or if the Property or any material portion thereof shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 10 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction and Seller shall, at its election, either pay, or credit to Purchaser at Closing, the amount of any deductible or coinsured amount under said insurance policies. For the purposes of this paragraph, the phrases “material damage” and “materially damaged” means damage (a) reasonably exceeding $2,500,000 to repair, (b) materially and adversely changing the orientation of any residential buildings comprising the Project, (c) adversely affecting the availability of parking for the Project such that the Project can not be made to comply with applicable law in a manner generally consistent with the existing aesthetic design of the Property, (d) eliminating legal access to the Project permanently or (e) causing any building comprising the Property to be considered a non-conforming use that prohibits the reconstruction of such building.

4.6 Construction of Improvements.

(a) Seller acknowledges that it is currently completing construction of the Improvements and, with respect to each of Buildings 4, 8 and 10, Seller agrees to diligently carry on construction of such Buildings during the contract period with the intent to complete them in substantially the same fit and finish as Buildings 1, 2, 3, 5, 6, 7 and 9, subject to completion of the Punch List Items as hereinafter provided. Purchaser acknowledges that Seller is currently completing construction of the Improvements and, that as of Closing, certain punch list items may remain to be completed (“Punch List Work”). For each of Buildings 4, 8 and 10 on the respective Inspection Date of such building, Seller and, if present, Purchaser shall jointly inspect such building with the General Contractor and reasonably create a punch list of items that remain to be completed for such building and the estimated cost of completing such items, which punch list will be final for such building subject to the reasonable approval of Seller’s general contractor (with respect to each building, “Building Punch List Items” and, collectively for all buildings, the “Punch List Items”). As used herein, the term “Inspection Date” means, with respect to each of Buildings 4, 8 and 10, the date on which Seller and General Contractor have agreed to perform the owner’s walk-through of such building, which typically occurs within five (5) business days prior to Seller obtaining the temporary certificate of occupancy for such building. Seller agrees to promptly notify Purchaser of the Inspection Dates and any changes thereto. If, after having received notice of an Inspection Date, Purchaser does not attend the Inspection on the Inspection Date or Purchaser notifies Seller that Purchaser declines to attend an Inspection on the Inspection Date, Purchaser shall be bound by the list of Building Punch List Items as prepared by Seller.

(b) Seller shall cause all Punch List Items to be completed with diligence. If the Punch List Items are not completed on or before the Closing Date (as reasonably determined by Seller and Purchaser), then the amount required to complete the outstanding Punch List Items (as reasonably determined by Seller and Purchaser) shall be withheld from Seller’s proceeds at Closing and placed in escrow with the Escrow Agent as a hold back (the “Punch List Holdback”), and disbursed by Escrow Agent to Seller in connection with its completion of the Punch List Work in accordance with the terms of the Punchlist Holdback Agreement attached hereto as Schedule 4.6(b) (the “Punch List Holdback Agreement”).

(c) The provisions of this Paragraph 4.6 shall survive the termination of this Agreement.

4.7 Rent Ready. Seller and Purchaser shall jointly inspect all vacant apartment units at the Property five (5) days prior to the Closing and determine which of such vacant units are not Rent-Ready. In full satisfaction of Seller’s obligations hereunder, Seller shall credit against the Purchase Price at Closing an amount equal to $500.00 for each Qualified Vacant Apartment Unit at the Property which has not been made Rent Ready. “Rent Ready” shall mean the units have been equipped with appliances customarily installed, customary maintenance shall be performed as necessary, all walls shall be painted as necessary and all carpet shall be professionally steam cleaned as necessary or replaced as necessary. “Qualified Vacant Apartment Unit” shall mean a vacant apartment unit at the Property for which Seller is not required to complete Punch List Work after the Closing.

ARTICLE 5: CONDITIONS PRECEDENT

5.1 Purchaser’s Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a) Inspection. Purchaser’s inspection and approval, in Purchaser’s sole and absolute discretion, within the Due Diligence Period, of all matters relating to the Property, pursuant to Paragraph 2.2 above.

(b) Performance. Seller’s performance or tender of performance of in all material respects of its obligations under this Agreement and the material truth and accuracy of Seller’s express representations and warranties in this Agreement as of the Closing Date, subject to Paragraph 9.3(b) below.

(c) Casualty or Condemnation. The Purchaser has not elected to terminate this Agreement pursuant to Paragraph 4.5.

(d) Final Certificate of Occupancy. The Seller has delivered to Purchaser written notice that Seller has obtained the Final Certificate of Occupancy for the Project from the Durham City – County Inspections Department.

(e) Title. As of the Closing Date, Seller shall own legal title to the Property subject only to the Permitted Exceptions (and claims which have been insured over by the Title Company or bonded by Seller).

5.2 Seller Conditions. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a) Inspection. The satisfaction of the condition set forth in Paragraph 5.1(a) above.

(b) Performance. Purchaser’s performance or tender of performance in all material respects of its obligations under this Agreement and the material truth and accuracy of Purchaser’s express representations and warranties in this Agreement as of the Closing Date.

(c) Casualty or Condemnation. The satisfaction of the condition set forth in Paragraph 5.1(c) above.

(d) Punch List Work. The aggregate amount of the Punch List Holdback shall be no greater than $400,000.

5.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Paragraphs 5.1 or 5.2 are not fulfilled or waived, the party benefitted by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Paragraphs 5.1 and 5.2 above. Notwithstanding the foregoing, Purchaser’s failure to terminate this Agreement prior to the expiration of the Due Diligence Period shall be deemed the complete and irrevocable satisfaction of the condition set forth in Paragraph 5.1(a) above, and Purchaser shall not thereafter be entitled to terminate this Agreement based upon the alleged failure of such condition. In the event this Agreement is terminated as a result of the failure of any condition set forth in Paragraph 5.1, Purchaser shall be entitled to a refund of the Earnest Money. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.

ARTICLE 6: CLOSING

6.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent or pursuant to escrow arrangements reasonably satisfactory to Purchaser and Seller; provided, however, that in no event shall the Closing occur later than April 1, 2013 (the “Outside Closing Date”). Notwithstanding the foregoing, Purchaser shall have the one-time right to extend the Closing Date for up to twenty (20) days by depositing with the Escrow Agent the Closing Extension Deposit at least five (5) business days prior to the then scheduled Closing Date (and the Outside Closing Date shall be extended accordingly if necessary).

Upon completion of the deliveries pursuant to Paragraphs 6.2 and 6.3 below, satisfaction of the other conditions to Closing herein set forth and performance by each party of its obligations required to be performed prior to or at the Closing, the parties shall direct the Title Company to make such deliveries and disbursements according to the terms of this Agreement.

6.2 Seller’s Deliveries in Escrow. At least one (1) day prior to the Closing Date, provided Purchaser shall not be in material default of this Agreement, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A special warranty deed (warranting title for acts by, through or under Seller) (the “Deed”) in the form of Exhibit B attached hereto, executed and acknowledged by Seller, conveying to Purchaser Seller’s title to the Property, subject only to the Permitted Exceptions.

(b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in the form of Exhibit C attached hereto, executed by Seller;

(c) Condominium Conversion Agreement. A Condominium Conversion Agreement, executed by Seller;

(d) State Law Disclosures. Such disclosures and reports as are required from a Seller by applicable state and local law in connection with the conveyance of real property;

(e) Assignment of Construction Contract. An Assignment of Construction Contract substantially in the form attached hereto as Schedule 6.2(e). executed by General Contractor;

(f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(g) Punch List Holdback Agreement. The Punch List Holdback Agreement executed by Seller, if necessary;

(h) Owner’s Affidavit(s). The affidavit or affidavits described in Paragraph 3.4 hereof executed and acknowledged by Seller;

(i) Bring Down Certificate. A bring down certificate reaffirming and updating to the Closing Date all of the representations and warranties of Seller contained in Article 8, executed by Seller;

(j) Rent Roll. An updated, certified rent roll dated no earlier than five (5) business days prior to the Closing;

(k) Authority. Evidence of existence, organization and authority of Seller and the authority of the person(s) executing documents on behalf of Seller reasonably satisfactory to Purchaser and Title Company; and

(l) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.3 Purchaser’s Deliveries in Escrow. At least one (1) day prior to the Closing Date, provided Seller shall not be in material default of this Agreement, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account. The initial closing step within the escrow shall be for the Escrow Agent to deliver the Purchase Price to Seller;

(b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in form of Exhibit C attached hereto, executed by Purchaser;

(c) Condominium Conversion Agreement. A Condominium Conversion Agreement, executed by Purchaser;

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e) Assignment of Construction Contract. An Assignment of Construction Contract substantially in the form attached hereto as Schedule 6.2(e). executed by Purchaser;

(f) Punch List Holdback Agreement. The Punch List Holdback Agreement executed by Purchaser, if necessary; and

(g) Authority. Evidence of existence, organization and authority of Purchaser and the authority of the person(s) executing documents on behalf of Purchaser reasonably satisfactory to Seller and Title Company; and

(h) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.4 Closing Statements/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

6.5 Post-Closing Deliveries. Promptly after the Closing, Seller shall deliver to the Property or the offices of Purchaser’s property manager: the original Leases; originals of all contracts (or copies if no originals are available) and receipts for deposits; all keys, if any, used in the operation of the Property; and, if in Seller’s possession, a copy of any “as-built” plans and specifications of the Improvements.

6.6 Notice to Tenants. Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form of Exhibit D attached hereto, signed by Purchaser and Seller, or such other form as may be required by applicable state law.

6.7 Closing Costs.

Costs. Each party shall pay its portion of the following costs as indicated below:

(a) Survey Update – Purchaser; provided, however, that Seller agrees to provide Purchaser at Closing a credit against the Purchase Price equal to the lesser of one-half of the actual cost of the Survey Update and $11,300.

(b) Owner ‘s Title Policy, including without limitation, title search fees, extended coverage and endorsements – Purchaser.

(c) Deed transfer tax imposed on the sale contemplated herein – Seller

(d) Recording charges:

(i)	Instruments to remove encumbrances that Seller is obligated to remove – Seller.

(ii)	Deed – Purchaser.

(e) Appraisals, engineering studies, termite inspections, environmental inspections and other inspections and tests desired by Purchaser – Purchaser.

(f) Other – The Escrow Agent’s escrow fee shall be evenly divided between the parties.

Each party shall pay its own attorneys’ fees. Purchaser shall pay any escrow cancellation fee or other fees due upon a termination of this Agreement. All other costs shall be borne according to local custom.

6.8 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately make disbursements according to the closing statements executed by Seller and Purchaser, and thereafter to record and deliver the documents described above to the appropriate parties.

ARTICLE 7: PRORATIONS

Prorations and adjustments with respect to each Property shall be made as of the Closing Date with respect to such Property as set forth in this Article 7.

7.1 Prorations. If the Purchase Price is received by Seller’s depository bank by 1:00 p.m. on the Closing Date, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. If the Purchase Price is not timely so received by Seller’s depository bank, but is received thereafter on the Closing Date, then the day of Closing shall belong to Seller and such proration shall be made as of the end of the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Purchaser or charged to Purchaser as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within thirty (30) days after receipt thereof. Any prepaid rents for the period following the Closing Date shall, at Seller’s election, be paid over by

Seller to Purchaser at Closing or credited against the Purchase Price at Closing. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Purchaser prior to the Closing Date, provided that Seller shall have no right to commence or pursue any legal proceedings against any tenants seeking eviction of such tenant or take any action to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.

(b) Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Property for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable shall be prorated at Closing. Taxes for all years prior to the year in which Closing occurs shall be paid solely by Seller at or prior to Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed value of the Property and most recently available tax rates. If the Property has not been assessed on an “as completed” basis, but will be assessed on an “as completed” basis and will also be due and payable in the year in which the Closing occurs, the parties shall complete the proration of Taxes at Closing as provided in the immediately preceding sentence, and Seller agrees to escrow at Closing a portion of Seller’s net proceeds from the sale of the Property in an amount equal to its portion of such Taxes as reasonably determined by the parties’ in good faith, in order to secure payment by Seller of its portion of such Taxes. Any refund or rebate of Taxes resulting from a tax protest, challenge or appeal (an “Appeal”) for a tax year ending prior to the Closing Date shall belong to Seller, whether received before or after Closing, and Seller shall have the sole authority to prosecute such Appeals. Any refund or rebate of Taxes, less costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties as of the Closing Date, whether received before or after Closing, and Seller and Purchaser shall mutually cooperate in the prosecution of any such Appeal prior to the Closing Date and after the Closing Date Seller and Purchaser shall mutually cooperate in the prosecution of any such Appeal. All real estate taxes imposed because of a change of use of the Property prior to Closing shall be the responsibility and obligation of Seller.

(c) Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller and Purchaser shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

(d) Fees and Charges under Service Contracts, Licenses and Permits. Fees and charges under such of the Service Contracts, licenses and permits as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such fees and charges under said Service Contracts, licenses and permits relate, shall be prorated.

(e) Locator Fees. Locator fees on residential Leases which are the obligation of the landlord shall be allocated between the parties as provided hereinbelow according to whether such obligations arise in connection with (i) Leases executed prior to the Date of this Agreement, other than with respect to (a) renewals or expansions of or under such Leases occurring after the Date of this Agreement, and (b) Leases executed prior to the Date of this Agreement but with respect to which the tenant takes occupancy on or after the Closing Date (collectively, “Existing LC Obligations”), or (ii) Leases entered into after the Date of this Agreement, any renewals or expansions of or under Leases executed prior to the Date of this Agreement occurring after the Date of this Agreement, and Leases executed prior to the Date of this Agreement but the tenant under which takes occupancy on or after the Closing Date (“New LC Obligations”).

(i) Existing LC Obligations. If, by Closing, Seller has not paid in full Existing LC Obligations, then Purchaser shall receive a credit for such remaining costs, and Purchaser shall be responsible for paying such Existing LC Obligations.

(ii) New LC Obligations. At Closing, Purchaser shall reimburse Seller for the cost of New LC Obligations paid by Seller, and Purchaser shall assume all New LC Obligations.

Purchaser will assume at Closing the applicable commission agreements providing for the payment of locator fees for which Purchaser is responsible or liable pursuant to this Paragraph 7.1.

(f) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Paragraph 7.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but no later than 60 days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 10 days of written notice. Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.

7.2 Deposits. All tenant security deposits in Seller’s possession (including, without limitation, pet deposits) and any prepaid rent for the period after Closing, as reflected on the final Rent Roll delivered to Purchaser, (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases (“Deposits”) shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law. As of the Closing, Purchaser shall assume Seller’s obligations related to the Deposits. Purchaser will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any Deposits transferred to Purchaser at Closing and will reimburse Seller for all attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by such tenants.

7.3 Utility Deposits. Purchaser shall be responsible for making any deposits required with utility companies.

7.4 Sale Commissions. Seller and Purchaser each represent and warrant to the other that it has not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of Seller. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby on behalf of, or by through or under either party, such party shall defend, indemnify and hold harmless the other from and against any such claim based upon any purported or actual statement, representation or agreement of such party.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized and is validly existing as a limited liability company, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending, or threatened in writing, against Seller or the Property, including condemnation proceedings, which (i) challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, or (ii) materially and adversely affects the Property, except as set forth on Schedule 8.1(b).

(c) Rent Roll and Operating Statements. To Seller’s knowledge, the Rent Roll provided or to be provided to Purchaser is or will be true, correct and complete in all material respects as of the date thereof. To Seller’s knowledge, Seller has provided Purchaser with complete copies of the Leases and any written amendments thereto. The Operating Statements were prepared by or for Seller in the ordinary course of its business in the same manner as it prepares or obtains such reports for its other properties and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property.

(d) Service Contracts. To Seller's knowledge, the list of service contracts affecting the Property (“Service Contracts”) attached hereto as Exhibit H is true, correct, and complete as of the date of its delivery in all material respects. To Seller's knowledge, neither Seller, nor any other party, is in material default under any Service Contract.

(e) Compliance with Law. To Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance, or regulation, and, to Seller’s knowledge, no such notice is threatened.

(f) ERISA. Seller does not hold the “plan assets” of any employee benefit plan or other plan within the meaning of 29 CFR 101, as modified by Section 3(42) of ERISA.

(g) OFAC. Neither Seller nor, to Seller’s knowledge, any of its affiliates, partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(h) No Bankruptcy or Dissolution. No “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to Seller that would prevent Seller from performing its obligations under this Agreement. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; (c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; or (e) a dissolution or liquidation.

“Seller’s knowledge” as used in this Agreement means the current actual knowledge of Michael Underwood, the person with overall asset management responsibility for the Property, without any duty of inquiry or investigation.

8.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited partnership, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Purchaser has the full right and authority to, and has obtained any and all consents required to, enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) ERISA. Purchaser does not hold the “plan assets” of any employee benefit plan or other plan within the meaning of 29 CFR 101, as modified by Section 3(42) of ERISA.

(d) OFAC. Neither Purchaser nor, to Purchaser’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents (excluding persons and entities whose sole affiliation with Purchaser is as a shareholder of Trade Street Residential, Inc.), is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(e) No Bankruptcy or Dissolution. No “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to Purchaser that would prevent Purchaser from performing its obligations under this Agreement.

ARTICLE 9: DEFAULT AND DAMAGES

9.1 Default by Purchaser. If Purchaser defaults in its obligation to purchase the Property from Seller pursuant to this Agreement, Purchaser agrees that Seller shall have the right to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and sole remedy and relief hereunder if Purchaser defaults in an obligation hereunder; provided, however, the foregoing shall not limit any indemnity or other obligation of Purchaser that expressly survives termination of this Agreement. If Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title, or interest in or to the Property.

9.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money and shall be paid by Seller Purchaser’s actual and verifiable third party out-of-pocket costs relating directly to this transaction in an amount not to exceed $50,000.00, or (b) to bring a suit for specific performance, provided that any suit for specific performance must be brought within 30 days of Seller’s default, to the extent permitted by law, Purchaser hereby waiving the right to bring suit at any later date. As a condition precedent to any suit for specific performance, Purchaser must have tendered to the Escrow Agent all of its deliveries on or before the Closing Date. Purchaser hereby waives any other rights or remedies. This Agreement confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the filing of a suit for specific performance.

9.3 Limitations.

(a) Limitation Period. Seller’s warranties, representations and indemnities contained in this Agreement and in any document executed by Seller pursuant to this Agreement (other than the Deed) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending on that date which is 9 months after the Closing Date (the “Limitation Period”). During the Limitation Period, Seller agrees to maintain its entity existence. Seller’s liability for breach of any such representation or warranty or under any such indemnity shall be limited to claims in excess of an aggregate $25,000 (the “Threshold Amount”), it being understood that such amount of damages shall accumulate until such time as the aggregate amount of damages equals or exceeds such Threshold Amount, whereupon the Purchaser shall be entitled to indemnification hereunder for all such damages, including the Threshold Amount. Notwithstanding anything to the contrary herein, Seller’s aggregate liability for claims arising out of such representations, warranties and/or indemnities shall not exceed $1,000,000. Purchaser shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such warranties or representations and/or claim for indemnification. Purchaser shall allow Seller 30 days within which to cure such breach or settle such claim, or, if such breach or settlement cannot reasonably be cured or accomplished within 30 days, an additional reasonable time period, so long as such cure has been commenced within such 30 days and is being diligently pursued. If Seller fails to cure such breach or settle such claim after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, which must be commenced, if at all, by that date which is thirty (30) days after expiration of the Limitation Period. The Limitation Period referred to herein shall apply to unknown as well as known breaches and claims. Purchaser’s waiver and release set forth in Paragraph 2.5 shall apply fully to liabilities under such representations and warranties and is hereby incorporated by this reference. Except as specifically provided in this paragraph, none of Seller’s representations, warranties, indemnities, covenants or agreements shall survive the Closing. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Paragraph 9.3(a) does not apply to the obligations of the parties with respect to prorations and adjustments under Article 7, which shall survive until the parties’ satisfaction of their respective obligations under Paragraph 7.1(g).

(b) Disclosure. Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any of Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement whereby the Earnest Money shall be promptly returned to Purchaser (provided Purchaser is not in default of this Agreement) and Purchaser shall be paid by Seller Purchaser’s actual and verifiable third party out-of-pocket costs relating directly to this transaction in an amount not to exceed $50,000.00. Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any liability on the part of Seller for breaches of representations and warranties of which Purchaser had actual knowledge as of the Closing.

ARTICLE 10: EARNEST MONEY PROVISIONS

10.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money to the Purchase Price on the Closing Date.

10.2 Termination. Except for Purchaser’s right to a return of the Earnest Money upon termination of this Agreement as set forth in Paragraph 2.4 and as otherwise expressly provided in this Agreement, upon not less than 5 business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said 5 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

10.3 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

10.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 11: MISCELLANEOUS

11.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

11.2 Press Release. Neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, provided that such party has obtained the agreement from the persons to whom such disclosure has been made to keep such disclosed information confidential, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 11.2. The provisions of this Paragraph 11.2 shall survive the Closing.

11.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of North Carolina.

11.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.8 Time. Time is of the essence in the performance of this Agreement.

11.9 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

11.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email, with written confirmation sent the same day by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered upon transmission of such email, (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email or personal delivery and delivered after 5:00 p.m., Washington, D.C. time, shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

11.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Washington, D.C. time.

11.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email counterparts of the signature pages.

11.14 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.15 Confidentiality. Purchaser and its representatives and Seller and its representatives shall hold in strictest confidence the terms of this Agreement and the transaction contemplated hereby. Furthermore, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to the purchase, sale, construction, operation and management of the Property, whether obtained before or after the execution and delivery hereof, and shall not use such terms, data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. The preceding sentence shall not be construed to prevent Purchaser from disclosing to its prospective lenders or investors, or to its officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with Purchaser’s inspection of the Property, provided Purchaser advises any such party of the confidential nature of the information disclosed. However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Purchaser or Seller; (b) is rightfully received from a third party; or (c) is required to be disclosed by law. In the event this Agreement is terminated or Purchaser fails to perform hereunder, upon written direction from Seller, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transactions contemplated hereby, or promptly destroy such information. In the event of a breach or threatened breach by Purchaser or its agents, consultants and/or lenders of this paragraph, Seller shall be entitled to an injunction restraining Purchaser from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

11.16 Disclosures. Prior to Closing, neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties without the prior written specific consent of the other; provided, however, that Seller and Purchaser may make disclosure of this Agreement to its lenders, creditors, officers, managers, members, employees and agents as necessary to perform its obligations hereunder. After Closing, either party may announce or disclose the fact that the transaction contemplated by this Agreement was closed, but neither party may disclose any specific information relating to the terms of this Agreement, including without limitation the Purchase Price or the identity of the other party, to outside brokers or third parties without the prior written specific consent of the other. In the event of a breach or threatened breach by Seller, Purchaser or their agents, consultants and/or lenders of this Paragraph 11.16, then in addition to any other remedy available hereunder the nonbreaching party shall be entitled to an injunction restraining the breaching party from disclosing, in whole or in part, such confidential information. The provisions of this Paragraph 11.6 shall survive the Closing.

11.17 Limitation of Liability. Notice is hereby given that all persons dealing with Seller shall look to the assets of Seller for the enforcement of any claim against Seller. None of the trustees, officers, directors, employees, members, owners, partners or shareholders of Seller shall have any personal liability for any of the liability or obligations of Seller.

11.18 Indemnification. Subject to the terms of Paragraphs 2.3 (b), 2.5 and 9.3 of this Agreement, Seller agrees to protect, defend, indemnify and hold harmless Purchaser, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Purchaser, its legal representatives, successors and assigns or any of them resulting from events occurring with respect to the Property prior to the Closing Date. Purchaser agrees to protect, defend, indemnify and hold harmless Seller, Seller’s Affiliates, and their respective legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Seller, Seller’s Affiliates, or their respective legal representatives, successors and assigns or any of them resulting from events occurring with respect to the Property on or after the Closing Date. Subject to the express limitation of this Agreement, the provisions of this Paragraph 11.18 shall survive indefinitely any closing and shall not be merged into the closing documents.

ARTICLE 12: SPECIAL PROVISION REGARDING CONDOMINIUM

12.1 Condominium Conversion Agreement. As a material part of the consideration for Seller’s execution and delivery of this Agreement, Purchaser shall execute and deliver at Closing a Condominium Conversion Agreement in the form set forth on Exhibit E attached hereto, which will be recorded against the Property at the Closing.

12.2 Rule 3.14 Audit. Until Closing and for a period of one year following the Closing Date, Seller agrees to provide to Purchaser and Purchaser’s accountants existing non-confidential and non-proprietary accounting and financial materials relating to Seller’s operation of the Property (including, without limitation, bank statements, rent rolls and property-level accounting records) reasonably requested by Purchaser for the purpose of preparing a property-level Statement of Revenues and Certain Expenses (“Rule 3-14 Financials”) as required by Rule 3-14 of Securities and Exchange Commission Regulation S-X and sufficient to support an audit opinion by an independent accounting firm with respect to the Rule 3-14 Financials; provided, that Seller shall not be required to prepare or compile any materials nor shall Seller be required to incur any third party costs or expenses in connection therewith nor shall Seller be required to make any representations or warranties with respect to such information beyond a customary representation letter reasonably requested by any accounting firm engaged by Purchaser to deliver its auditors report with respect to the Rule 3-14 Financials.

Purchaser agrees to indemnify, defend and hold harmless Seller, Seller's Affiliates, and their respective legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Seller, Seller's Affiliates, or their respective legal representatives, successors and assigns or any of them resulting from Purchaser’s use of any information that has been furnished by Seller to Purchaser in accordance with this Paragraph 12.2 in any filing with the Securities and Exchange Commission (including the incorporation by reference of any such filing in any other filing).

[Signature Page Follows]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CRP/WF CREEKSTONE, LLC

AND

TRADE STREET OPERATING PARTNERSHIP, LP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

SELLER:

CRP/WF Creekstone, LLC a Delaware limited liability company

By:	/s/ Greg Bonifield
Name:	Greg Bonifield
Title:	Manager

Dated as of: November 16, 2012

PURCHASER:

TRADE STREET OPERATING PARTNERSHIP, LP,

a Delaware limited partnership

By:	Trade Street OP GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	Trade Street Residential, Inc.,
a Maryland corporation,
its Sole Member

		By:	/s/ Bert Lopez
		Name:	Bert Lopez
		Title:	CFO

Dated as of: November 16, 2012

JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of Article 10 hereof.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

	By:	/s/Leslie M. Flowers
	Name:	Leslie M. Flowers
Date: November 16, 2012	Title:	Title Officer

“Escrow Agent”

EXHIBITS

A	-	Legal Description

B	-	Special Warranty Deed

C	-	Assignment of Leases and Contracts and Bill of Sale

D	-	Notice to Tenants

E	-	Condominium Conversion Agreement

F	-	Plans and Specifications

G	-	Tangible Personal Property

H	-	Service Contracts

SCHEDULES

4.6(b)	-	Punch List Holdback Agreement

6.2(e)	-	Assignment of Construction Contract

8.1(b)	-	Notices Received

EXHIBIT A

LEGAL DESCRIPTION

ALL those certain pieces, parcels or tracts of land lying and being in the City of Durham, Durham County, North Carolina, and being more particularly described as follows:

Tract I:

BEGINNING at an existing iron pipe at the western right-of-way of S. Miami Boulevard (NC 54), a variable width right-of-way, in the northeastern corner of the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 2228, Page 646, in the Durham County Registry (the “Nelson Property”); thence leaving the western margin of the right-of-way of S. Miami Boulevard (NC 54), along the northern boundary line of the Nelson Property, North 81° 52' 55'' West 189.73 feet to an existing iron pipe in the northwestern comer of the Nelson Property; thence along the western boundary line of Nelson Property, South 07° 41' 03” West 140.20 feet to at1 existing iron pipe in the northern boundary line of the property of Edith W. Marren, either now or formerly, as described in instrument recorded in Deed Book 970, Page 282, in the Durham County Registry (the “Marren Property”); thence along and with a portion of the northern boundary line of the Marren Property, North 89° 43' 46” West 20.75 feet to a calculated point in the northwestern corner of the Marren Property and the northeastern comer of the properly of Preschool Enterprises, LLC; either now or formerly, as described in instrument recorded in Deed Book 5084, Page 381, in the Durham County Registry (the “Preschool Property”); thence along and with the nortl1e111 boundary lines of the Preschool Property, the property of General Telephone Company of the Southeast, either now or formerly, as described in instrument recorded in Deed Book 1206, Page 286, in the Durham County Registry, and the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 5904, Page 202, in the Durham·County Registry, North 89° 45' 34” West a total distance of 540.48 feet (passing through iron pipes set at 221.94 feet and 442.54 feet) to an existing iron pipe on the southeastern margin of the tight-of-way of North Carolina Railroad Company in the southeastern corner of the property of North Carolina Railroad Company, either now or formerly, as described in instrument recorded in Deed Book 5444, Page 342, in the Durham County Registry (the “NC Railroad Property”), said existing iron pipe being the northeastern comer of the property of North Carolina Railroad Company, either now or formerly, as described in instrument recorded in Deed Book 2228, Page 646, in the Durham County Registry; thence along and with the southeastern margin of the right-of-way of the NC Railroad Property the following two (2) courses and distances: (i) along a curve to the right having a radius of 3,719.23 feet, a chord bearing and distance of North 17° 12' 30” East 835.85 feet to an existing iron pipe and (ii) North 23° 37' 02” East 283.13 feet to an existing iron pipe in the southwestern comer of the property of Creekstone Developers, LLC. either now or formerly, as described in instrument recorded in Deed Book 4972, Page 45, in the Durham County Registry (the “Creekstone Property”); thence leaving the eastern margin of the right-of-way of NC Railroad Property along and with the southwestern boundary line of the Creekstone Property the following three (3) courses and distances: (i) South 66° 23' 37” East 141.14 feet to a PK nail; (ii) along a curve to the left having a radius of 180.00 feet m1d a chord bearing and distance of South 78° 58' 47” East 78.45 feet to a PK nail; and (iii) North 88° 26' 04” East 11.42 feet to a PK nail in the western boundary line of the property of Park Partners, LLC, either now or formerly, as described in instrument recorded in Deed Book 4250, Page 686, in the Durham County Registry (the “Park Partners Property”), such PK nail being South 35° 07' 42” West 687.08 feet from NCGS Monument “Creekstone” having NAD 83(86) coordinates of N: 775,943.18 and E: 2,044,346.53 with a scale factor of 0.9999329; thence along the western boundary line of the Park Partners Property, South 08° 14'56” West 196.93 feet to a PK nail; thence along the southern boundary line of the Park Partners Property, South 81° 54' 50”

East 313.39 feet to an existing iron pipe on the western margin of the right-of-way of S. Miami Boulevard; thence along and with the western margin of the right-of-way of S. Miami Boulevard the following three (3) courses and distances: (i) South 08° 15' 47” West 334.20 feet to an iron pipe set; (ii) South 08° 16' 51” West 99.94 feet to an iron pipe set; and (iii) South 08° 15'45” West210.44 feet to the point and place of BEGINNING, containing 588,075 square feet, 13.50 acres, more or less, as shown on that certain survey entitled “ALTA/ACSM Land Title Survey, Miami Boulevard & Hopson Road, Commercial Tract, City of Durham, Durham County, North Carolina”, prepared by Ronald T. Frederick, P.L.S., of The John R. McAdams Company, Inc., dated May 9, 2011, as job project number WDF-10000.

PIN: 0747-03-34-8813

Tract II:

BEGINNING at an existing iron pipe on the western margin of the right-of-way of S. Miami Boulevard (NC 54), a variable width right-of-way, in a southeastern comer of the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 5904, Page 202, in the Durham County Registry (the “Nelson I Properly”); thence along and with the western margin of the right-of-way of S. Miami Boulevard, South 08° 16' 26” West 116.98 feet to an iron pipe set in the northeastern corner of the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 2228, Page 646, in the Durham County Registry (the “Nelson II Property”); thence leaving the western margin of the right-of-way of S. Miami Boulevard along and with the northern boundary line of the Nelson II Property. North 88° 19' 09” West 110.54 feet to an iron pipe set in the northwestern comer of the Nelson II Property and the northeastern corner of the property of Edith W. Marren, either now or formerly, as described in instrument recorded in Deed Book 970, Page 282, in the Durham County Registry (the “Marren Property”); thence along and with the northern boundary line of the Marren Property, North 89° 43' 46” West 79.25 feet to an existing iron pipe in a southeastern comer of the Nelson I Property; thence along and with a eastern boundary line of the Nelson I Property, North 07° 41' 03” East 140.20 feet to an existing iron pipe in a southeastern corner of the Nelson I Property; thence along and with a southern boundary line of the Nelson I Property, South 81° 52' 55” East 189.73 feet to the point and place of BEGINNING, containing 24,205 square feet, 0.56 acres, more or less, as shown on that certain survey entitled “ALTA/ACSM Land Title Survey, Miami Boulevard & Hopson Road, Commercial Tract, City of Durham, Durham County, North Carolina”, prepared by Ronald T. Frederick, P.L.S., of The John R. McAdams Company, Inc., dated May 9, 2011, as job project number WDF-10000.

PIN: 0747-03-44-0437

Tract III:

TO FIND THE TRUE POINT OF BEGINNING commence at an existing iron pipe on the western margin of the right-of-way of S. Miami Boulevard (NC 54), a variable width right-of-way, in the northeastern corner of the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 2228, Page 646, in the Durham County Registry (the “Nelson Property”); thence along and with the western margin of the right-of-way of S. Miami Boulevard, South 08° 16' 26” West 116.98 feet to an iron pipe set and the true point of BEGINNJNG; running thence along and with the western margin of the right-of-way of S. Miami Boulevard, South 08° 07' 06” West 176.61 feet to a PK nail in the northwestern intersection of the western margin of the right-of-way of S. Miami Boulevard and the northern margin of the right-of-way of Hopson Road a variable width right-of-way; thence leaving the western margin of the right-of-way of S. Miami Boulevard, along and with the northern margin of the right-of-way of Hopson Road, North 87° 44' 12” West 109.66 feet to an iron pipe set in the southeastern comer of the property of Edith W. Marren, either now or formerly, as described in instrument recorded in

Deed Book 970, Page 282, in the Durham County Registry (the “Marren Property”); thence leaving the northern margin of the right-of-way of Hopson Road along and with the eastern boundary line of the Marren Property, North 07° 52' 18” East 175.40 feet to an iron pipe set in the northeastern comer of the Marren Property; thence along and with the southern boundary line of the Nelson Property, South 88° 19' 09” East 110.54 feet to the point and place of BEGINNING, containing 19,271 square feet, 0.44 acres, more or less, as shown on that certain survey entitled “ALTA/ACSM Land Title Survey, Miami Boulevard & Hopson Road, Commercial Tract, City of Durham, Durham County, North Carolina”, prepared by Ronald T. Frederick, P.L.S., of The John R. McAdams Company, Inc., dated May 9, 2011, as job project number WDF-10000.

PIN: 0747-03-44-0352

Tract IV:

BEGINNING at an existing iron pipe on the northern margin of the right-of-way of Hopson Road, a variable width right-of-way, at the southwestern corner of the property of General Telephone Company of the Southeast, either now or formerly, as described in instrument recorded in Deed Book 1206, Page 286, in the Durham Registry (the “Telephone Property”); thence along and with the northern margin of the right-of-way of Hopson Road, North 88° 03' 40” West 118.85 feet to an iron pipe set in the southeastern corner of the property of North Carolina Railroad Company, either now or formerly, as described in instrument recorded in Deed Book 2228, Page 646, in the Durham County Registry (the “Railroad Property”); thence leaving the northern right-of-way of Hopson Road along and with the eastern boundary line of the Railroad Property along a curve to the right having a radius of 3719.83 feet and a chord bearing and distance of North 09° 31' 2811 East 157.46 feet to an existing iron pipe in the southeastern corner of the property of North Carolina Railroad Company, either now or formerly, as described in instrument recorded in Deed Book 5444, Page 342, in the Durham County Registry (the “NC Railroad Property”), and the southwestern comer of the property of Nelson Partners, either now or formerly, as described in instrument recorded in Deed Book 5904, Page 202, in the Durham County Registry (the “Nelson Property”); thence leaving the eastern margin of the right-of-way of NC Railroad Property along and with the southern boundary line of the Nelson Property, South 89° 45' 34” East 97.94 feet to an iron pipe set in the northwestern comer of the Telephone Property; thence along and with the western boundary line of the Telephone Property, South 01° 52' 43” West 158.99 feet to the point and place of BEGINNJNG, containing 17,146 square feet, 0.39 acres, more or less, as shown on that certain survey entitled “ALTA/ ACSM Land Title Survey, Miami Boulevard & Hopson Road, Commercial Tract, City of Durham, Durham County, North Carolina”, prepared by Ronald T. Frederick, P.L.S., of The John R. McAdams Company, Inc., dated May 9, 2011, as job project number WDF-10000.

PIN: 0747-03-34-4311

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

Excise Tax: $	Tax Lot No./Parcel Identifier No.:

Mail after recording to:

This instrument was prepared by:

Brief Description For The Index:

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS DEED made as of             , 201    , by and between:

GRANTOR:	GRANTEE:

Address:

Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g. corporation or partnership. The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that Grantor, for a valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto Grantee in fee simple, all that certain lot or parcel of land situated in the City of             ,              County, North Carolina and more particularly described as follows:

See Exhibit A attached hereto and incorporated herein by reference.

The property hereinabove described was acquired by Grantor by instrument recorded in Book             , Page             , Office of the             County Register of Deeds.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all improvements thereon and all privileges and appurtenances thereto belonging to Grantee in fee simple.

And Grantor covenants with Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the exceptions listed on Exhibit B attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, Grantor has caused this deed to be duly executed as of the date first above written.

GRANTOR:

CRP/WF CREEKSTONE, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF

COUNTY OF

I,             , a Notary Public of              County, State of             , do hereby certify that             , (the “Signatory”),              of             , a             company, personally appeared before me this day and by authority duly given, acknowledged the due execution of the foregoing instrument on behalf of             .

I certify that the Signatory personally appeared before me this day, and

(check one of the following)

             (I have personal knowledge of the identity of the Signatory); or

             (I have seen satisfactory evidence of the Signatory’s identity, by a current state or federal identification with the Signatory’s photograph in the form of:

(check one of the following)

             a driver’s license or

             in the form of                                 ); or

             (a credible witness has sworn to the identity of the Signatory).

The Signatory acknowledged to me that he/she voluntarily signed the foregoing instrument for the purpose stated and in the capacity indicated.

Witness my hand and official stamp or seal this             day of             , 20

Notary Public

Print Name:
[Note: Notary Public must sign exactly as on notary seal]

My Commission Expires:

E  [NOTARY SEAL] (MUST BE FULLY LEGIBLE)

EXHIBIT A

[Legal Description]

EXHIBIT B

[Permitted Exceptions]

EXHIBIT C

ASSIGNMENT OF LEASES AND CONTRACTS AND BILL OF SALE

This instrument is executed and delivered as of the              day of             , 2012 pursuant to that certain Purchase and Sale Agreement (“Agreement”) dated             , 2012, by and between CRP/WF Creekstone, LLC, a Delaware limited liability company (“Seller”), and             , a              (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Real Property”).

1. Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following (the “Personal Property”):

(a) Tangible Personalty. All of Seller’s right, title and interest, if any, in and to all the furniture, fixtures, equipment, appliances, machinery, signage and other tangible personal property owned by Seller and located in or on the Real Property, including without limitation the tangible personal property listed on Exhibit B attached hereto, except for items of personal property owned by tenants, any managing agent, or others, and, if the Personal Property includes computer hardware, any software installed therein, and subject to the revocable non-exclusive license set forth in Paragraph 1.3 of the Agreement with respect to items of Personal Property bearing the name “Woodfield”; and

(b) Intangible Personalty. All the right, title and interest of Seller, if any, in and to all of the following items, to the extent assignable and without warranty: (A) all licenses, approvals and permits relating to the operation of the Property, (B) the marks identifying the Property, including, without limitation, “Creekstone”, (C) a non-exclusive right in and to the express warranties issued to Seller in connection with the construction of the Project and still in effect; provided, however, that Seller shall retain a non-exclusive right in and to all of such warranties; (D) the Plans and Specifications and other architectural and engineering drawings for the Improvements, and the agreement between Seller and Project Architect, and (E) telephone exchange numbers, website domains, and advertising materials used in connection with the Property; but, Intangible Personal Property shall specifically exclude any and all trademarks, service marks and trade names of Seller and Seller’s Affiliates (including, without limitation, the name “Woodfield”), and with reservation by Seller to use such names in connection with other property owned by Seller or Seller’s Affiliates.

2. Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts the following (the “Assigned Property”):

(a) Leases. All of the landlord’s right, title and interest in and to the tenant leases listed in Exhibit B attached hereto (“Leases”);

(b) Service Contracts and Commission Agreements. Seller’s right, title and interest in and to the service contracts and commission agreements described in Exhibit C attached hereto (the “Contracts”).

3. Assumption. Purchaser hereby accepts and assumes the liability and obligations of Seller under the Leases and Contracts arising after the date of this Agreement.

4. Agreement Applies. The covenants, agreements, disclaimers, representations, warranties, indemnities and limitations provided in the Agreement with respect to the Property (including, without limitation, the limitations of liability provided in the Agreement), are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Purchaser and Seller and their respective successors and assigns.

5. Disclaimer. As set forth in the Agreement, which provisions are hereby incorporated by this reference as if herein set out in full, except for the Seller’s Warranties, the Personal Property and Assigned Property are conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING

THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE REAL PROPERTY IS LOCATED.

6. Limitation of Liability. Notice is hereby given that all persons dealing with Seller shall look to the assets of Seller for the enforcement of any claim against Seller. None of the trustees, officers, directors, employees, members, owners, partners or shareholders of Seller shall have any personal liability for any of the liability or obligations of Seller.

7. Terms. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Agreement.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.

SELLER:

CRP/WF CREEKSTONE, LLC a Delaware limited liability company

By:
Name:
Title:

Date: , 2012

PURCHASER:

, a

By:
Name:
Title:

Date: , 2012

EXHIBIT D

NOTICE TO RESIDENTS

[Date]

[Project Name]

[Address]

[City/State/ZIP]

Dear Resident:

Notice is hereby given to the tenants of              (the “Property”) that CRP/WF Creekstone, LLC, the current owner of the Property, has sold the Property to            (“Purchaser”) effective (date of takeover). Purchaser has assumed all of the obligations of landlord under your lease, including any obligations with respect to your security deposit, if any, which has been transferred to Purchaser.

Future notices and rental payments with respect to your lease premises at the Property should be made to the Purchaser in accordance with your lease terms at the following address:

Very truly yours, SELLER: CRP/WF CREEKSTONE, LLC, a Delaware limited liability company

By:
Name:
Title:

Date: , 2012

PURCHASER:

, a

By:
Name:
Title:

Date: , 2012

EXHIBIT E

CONDOMINIUM CONVERSION AGREEMENT

RECORDING REQUESTED BY:

WHEN RECORDED MAIL THIS INSTRUMENT TO:

SPACE ABOVE THIS LINE FOR RECORDER’S USE

Creekstone Apartments

PROHIBITION AGAINST

CONDOMINIUM CONVERSION AGREEMENT

THIS PROHIBITION AGAINST CONDOMINIUM CONVERSION AGREEMENT (the “Condominium Agreement”) is made and entered into as of             , 2012, by and between             (“Purchaser”) and CRP/WF Creekstone, LLC (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of             , 2012 (the “Sale Agreement”) relating to the sale by Seller to Purchaser of that parcel of real property located in Durham, North Carolina, and more particularly described on Exhibit “A” attached hereto (the “Land”), together with certain apartment buildings and related personal property and other rights located thereon and relating thereto (the “Improvements” and the Land and the Improvements collectively referred to herein as the “Property”).

WHEREAS, as a condition to Seller conveying the Property to Purchaser and in consideration of Seller accepting the purchase price and conveying the Property as set forth in the Sale Agreement to Purchaser, Purchaser has agreed with Seller to execute and record this Condominium Agreement providing for certain restrictions relating to the future use of the Property for a period of time after the date of this Condominium Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Purchaser hereby agree as follows:

Section 1. Definitions and Interpretation. The following terms shall have the respective meanings assigned to them in this Section I unless the context in which they are used clearly requires otherwise:

“Assumption Agreement” – As defined in Section 2 hereof.

“Condominium Conversion” - Shall mean the filing or recording of any document providing for the conversion of the Property to a form of condominium ownership under any state or local statute or ordinance.

“County” - The county in which the Land is located.

“Deed” - Special Warranty Deed.

“Event of Default” - As defined in Section 11 hereof.

“CRP” - As defined in Section 3 hereof.

“First Mortgage” – As defined in Section 20(a) hereof.

“First Mortgagee” – As defined in Section 20(a) 0 hereof.

“Hazardous Materials” or “Hazardous Substances” - Shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; any Regional Water Quality Control Board; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), (M) petroleum byproducts and (N) methane gas or any of its derivatives.

“Improvements” - As defined in the Recitals hereof.

“Indemnified Parties” - As defined in Section 3 hereof.

“Land” - As defined in the Recitals hereof.

“Property” - As defined in the Recitals hereof.

“Property Conditions” - As defined in Section 3 hereof.

“Related Parties” – Carlyle Realty VI, L.L.C., a Delaware limited liability company, and its successors and assigns.

“Residential Rental Property” - Shall mean property used for the rental of apartments to the general public under leases providing for residential use by any occupant of any apartment, including customary ancillary uses in support of such rental of residential apartments which are not prohibited hereunder.

“Purchaser” - As defined in the Preamble hereof. In the event more than one person and/or entity executes this Condominium Agreement as Purchaser, each such person and/or entity which comprises Purchaser under this Condominium Agreement shall be jointly and severally liable for all of the obligations, covenants, liabilities and indemnifications of the Purchaser under this Condominium Agreement.

“Seller” - As defined in the Preamble hereof.

“Term” - As defined in Section 7 herein.

“Units” - Shall mean any portion of the Property created in connection with any Condominium Conversion.

Section 2. Residential Rental Property. The Purchaser hereby acknowledges and agrees that during the Term of this Condominium Agreement:

(a.) The Property shall at all times be used as Residential Rental Property.

(b.) The Property shall not be subject to any Condominium Conversion and neither shall any portion of the Property be converted to Units for sale in connection with a Condominium Conversion nor shall the title to any such Units be transferred to any party.

(c.) No part of the Property will at any time be owned or used as a cooperative housing corporation or similar form of ownership.

The Purchaser hereby covenants and agrees to include the requirements and restrictions contained in this Condominium Agreement in any documents transferring any interest (other than a leasehold interest to an individual tenant, customary utility easements, and deed of trust or financing instrument) in the Property to another person to the end that such transferee had notice of, and is bound by, the requirements and restrictions hereof, and to obtain the agreement from any transferee in the form of Exhibit B attached hereto (the “Assumption Agreement”) requiring said transferee to abide to all the requirements and restrictions contained in this Condominium Agreement.

Section 3. Indemnification. In the event any of the provisions of Section 2 hereof are breached, Purchaser agrees to indemnify, defend and hold harmless the Seller, and each of its members, partners, officers, directors, trustees, affiliates, including but not limited to Carlyle Realty VI, L.L.C. (“CRP”) parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents (collectively, the “Indemnified Parties”) from any and all demands, claims, including claims for personal injury, property damage or death, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever, whether in tort, contract or otherwise (including without limitation, court costs and attorneys' fees and disbursements) arising out of, or in any way relating to: (a) claims made or brought by any party or parties who acquire or contract to acquire any ownership interest in the Property following the date hereof, their agents, employees and successors and assigns in connection with or related to (i) the physical condition of the Property including, without limitation, latent or patent defects, and claims relating to the existence of asbestos, any other construction defects, claims relating to mold, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials or Hazardous Substances on, under or about the Property, and (ii) any law or regulation applicable to the Property, including, without limitation, any environmental law and any other federal, state or local law; (the matters described in (i) and (ii) hereof collectively the “Property Conditions”) and (b) a breach of any of the covenants, terms and conditions of this Condominium Agreement by Purchaser or its successors and assigns. Purchaser and each of its successors and assigns do now and shall at all times consent to the right of Indemnified Parties to approve and appoint defense counsel and to participate in or assume the defense of any claim. Until any determination is made in any appropriate legal proceeding challenging the obligation of Purchaser herein, Purchaser’s obligations under all the terms and provisions of this Section shall remain in full force and effect. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and has reviewed with its counsel the full meaning and affect of the foregoing indemnity.

Purchaser’s Initials

Section 4. Consideration. In consideration of the Seller’s acceptance of the purchase price for the Property from Purchaser, Purchaser has entered into this Condominium Agreement and has agreed to restrict the uses to which the Property can be put on the terms and conditions set forth herein.

Section 5. Sale or Transfer of the Property. The Purchaser hereby covenants and agrees not to sell, transfer or otherwise dispose of the Property, or any portion thereof (other than for individual tenant use as contemplated hereunder), without obtaining from the Purchaser’s purchaser or transferee the executed Assumption Agreement assuming the Purchaser’s duties and obligations under this Condominium Agreement and recording same in the real estate records of the County.

Section 6. Intentionally Deleted.

Section 7. Term. This Condominium Agreement and all and several of the terms hereof shall become effective upon its execution and delivery and shall remain in full force and effect until [insert date which is ten years after closing date], 2022 (the “Term”). Upon the termination of the Term of this Condominium Agreement, this Condominium Agreement shall automatically expire.

Section 8. Covenants to Run With the Land. The Purchaser and Seller hereby subject the Property to the covenants, reservations and restrictions set forth in this Condominium Agreement. The Purchaser and the Seller hereby declare their express intent that the covenants, reservations and restrictions set forth herein shall be deemed covenants running with the land and shall pass to and be binding upon the Purchaser’s successors in title to the Property; provided, however, that on the termination of this Condominium Agreement said covenants, reservations and restrictions shall automatically expire. Each and every contract, deed or other instrument hereafter executed covering or conveying the Property or any portion thereof shall conclusively be held to have been executed, delivered and accepted subject to such covenants, reservations and restrictions, regardless of whether such covenants, reservations and restrictions are set forth in such contract, deed or other instrument.

Section 9. Burden and Benefit. The Purchaser and Seller hereby declare their understanding and intent that the burden of the covenants set forth herein touch and concern the Land in that the Purchaser’s legal interest in the Property is rendered less valuable thereby. The Purchaser and Seller hereby further declare their understanding and intent that the benefit of such covenants touch and concern the Land by enhancing and increasing the enjoyment and use of the Property by persons entitled to rent the apartments contained therein.

Section 10. Uniformity: Common Plan. The covenants, reservations and restrictions hereof shall apply uniformly to the entire Property in order to establish and carry out a common plan for the use of the Property.

Section 11. Enforcement. If the Purchaser or any of its successors or assigns defaults in the performance or observance of any covenant, agreement or obligation of the Purchaser and its successors or assigns set forth in this Condominium Agreement, then the Seller or any of the Indemnified Parties may declare an “Event of Default” to have occurred hereunder, and, at any of said Parties option, it may take any one or more of the following steps: (a) by mandamus or other suit, action or proceeding at law or in equity, to require the Purchaser and its successors and assigns to perform its obligations and covenants hereunder, or enjoin any acts or things which may be unlawful or in violation of the rights of the Seller hereunder; or (b) take such other action at law or in equity as may appear necessary or desirable to enforce the obligations, covenants and agreements of the Purchaser hereunder. All rights and remedies as set forth herein shall be cumulative and non-exclusive to the extent permitted by law.

Section 12. Recording and Filing. The Purchaser shall cause this Condominium Agreement and all amendments and supplements hereto and thereto, to be recorded and filed in the real property records of the County and in such other places as the Seller may reasonably request. The Purchaser shall pay all fees and charges incurred in connection with any such recording.

Section 13. Attorneys’ Fees. In the event that a party to this Condominium Agreement brings an action against any other party to this Condominium Agreement by reason of the breach of any condition or covenant, representation or warranty in this Condominium Agreement, or otherwise arising out of this Condominium Agreement, the prevailing party in such action shall be entitled to recover from the other reasonable attorneys’ fees to be fixed by the court which shall render a judgment, as well as the costs of suit.

Section 14. Governing Law. This Condominium Agreement shall be governed by the laws of the State of North Carolina.

Section 15. Amendments. This Condominium Agreement shall be amended only with the express written consent of the Seller, or by any one (1) of the Related Parties for or on behalf of the Seller, by a written instrument executed by the parties hereto or their successors in title, and duly recorded in the real property records of the County.

Section 16. Execution of Termination. Any one (1) of the Related Parties is authorized and empowered to execute a termination of this Condominium Agreement with the full force and effect as though it had been executed by the Seller.

Section 17. Notice. Any notice required to be given hereunder shall be made in writing and shall be given by personal delivery, certified or registered mail, postage prepaid, return receipt requested, at the addresses specified below, or at such other addresses as may be specified in writing by the parties hereto:

TO SELLER:

CRP/WF Creekstone, LLC

a Delaware limited liability company

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Attn: Brian Nelsen

Telephone: 202-729-5233

Email: brian.nelsen@carlyle.com

and to:

CRP/WF Creekstone, LLC

a Delaware limited liability company

c/o Woodfield Investments

19583 Saratoga Springs Place

Ashburn, VA 20147

Attn: Greg Bonifield

Telephone: 703-286-7193

Email: gbonifield@wfinvest.net

with a copy to:	Mayer Brown LLP 1999 K Street NW Washington, DC 20006 Attn: Keith J. Willner Telephone: 202-263-3215 Email: kwillner@mayerbrown.com

TO PURCHASER:

Trade Street Operating Partnership, LP

19950 W. Country Club Drive, Suite 801

Aventura, Florida 33180

Attn: Greg Baumann

Telephone: (786) 248-6050

Facsimile: (786) 248-3679

Email: GBaumann@Trade-Street.com

With a copy to:	Bass, Berry & Sims, PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 Attn: T. Gaillard Uhlhorn Telephone: (901) 543-5943 Facsimile: (901) 543-5999 E-mail: guhlhorn@bassberry.com

Notice shall be deemed given three business days after the date of mailing, by certified mail, postage prepaid, return receipt requested, or, if personally delivered, when received.

Section 18. Severability. If any provision of this Condominium Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions hereof shall not in any way be affected or impaired thereby.

Section 19. Multiple Counterparts. This Condominium Agreement may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument, and each of which shall be deemed to be an original.

Section 20. Mortgagee’s Rights.

(a) Definitions. For purposes of this Section 20, the following terms shall have the following meanings:

“First Mortgage” shall mean any bona-fide unpaid and outstanding mortgage or deed of trust on the Property or other instrument creating a security interest against the Property having priority of record over all other recorded liens except those governmental liens and statutory liens which are made superior by statute.

“First Mortgagee” shall mean the holder of any First Mortgage.

(b) Transfer of Property to or from First Mortgagee. Notwithstanding the provisions of Section 5 hereof, no sale, transfer, or other disposition of the Property including, but not limited to, a conveyance pursuant to a deed-in-lieu of foreclosure or the sale of the Property at a foreclosure to (i) a First Mortgagee, (ii) an affiliate of a First Mortgagee, (iii) a purchaser at a foreclosure sale, and (iv) any transferee of a First Mortgagee or affiliate of a First Mortgagee (collectively a “Foreclosure Purchaser”), shall require the execution and delivery of the Assumption Agreement by the Foreclosure Purchaser as called for under Section 5 of this Condominium Agreement. Nothing in this paragraph shall be deemed to negate or make unenforceable any other covenant of this Condominium Agreement against said Foreclosure Purchaser including but not limited to the restrictions contained in Section 2 and said Foreclosure Purchaser by taking title to the Property agrees that it has assumed and shall be bound by said restrictions in Section 2, and the provisions of Section 5, in connection with any subsequent sale or transfer of the Property, and all other terms and conditions of this Condominium Agreement. Notwithstanding anything herein to the contrary, no Foreclosure Purchaser shall have any obligations under Section 3 hereof as to any default under this Condominium Agreement arising prior to such Foreclosure Purchaser’s taking title to the Property, other than with respect to a default arising out of the direct action of such Foreclosure Purchaser, its agents or representatives.

(c) No Amendments. No amendment of this Condominium Agreement shall be effective without the written consent and approval of any First Mortgagee, which shall not be unreasonably withheld, conditioned and/or delayed.

Section 21. Joint and Several Liability of Purchaser. In the event more than one person and/or entity executes this Condominium Agreement as Purchaser, each such person and/or entity which comprises Purchaser under this Condominium Agreement shall be jointly and severally liable for all of the obligations, covenants, liabilities and indemnifications of the Purchaser under this Condominium Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Condominium Agreement as of the day and year first written above.

SELLER:
CRP/WF Creekstone, LLC a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

, a

By:
Name:
Title:

STATE OF                 )

                                     ) SS.

COUNTY OF             )

On             , 2012, before me, the undersigned, a Notary Public in and for said County and State, personally appeared             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity(ies) upon behalf of which the person(s) acted including,             , a             , executed the within instrument.

(This area for official notarial seal)

WITNESS my hand and official seal

Signature

STATE OF                 )

                                     ) SS.

COUNTY OF             )

On             , 2012, before me, the undersigned, a Notary Public in and for said County and State, personally appeared             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity(ies) upon behalf of which the person(s) acted including,             , a             , executed the within instrument.

(This area for official notarial seal)

WITNESS my hand and official seal

Signature

EXHIBIT A

[Legal Description of Land]

EXHIBIT B

space above this line for recorder’s use

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of this              day of             ,             , by and between             (the “Assignor”), and             , a             (the “Assignee”). This Agreement is hereby deemed to be effective by the parties hereto as of the date of recordation of the Deed transferring title to the Project (as defined below) from the Assignor to the Assignee (the “Deed Recordation Date”).

W I T N E S S E T H :

WHEREAS, Assignor is a party to that certain Prohibition Against Condominium Conversion Agreement (“Condominium Agreement”) with CRP/WF Creekstone, LLC (“Seller”) dated as of              2012, and recorded as document number              encumbering the land and all improvements thereon (the “Project”) as legally described in Exhibit “A” attached hereto; and

WHEREAS, the Assignee desires to acquire and the Assignor desires to sell, convey, and transfer to the Assignee, the Assignor’s entire ownership interest in the Project, which sale, conveyance, and transfer requires the assumption by the Assignee of the rights, duties, and obligations of the Assignor under the Condominium Agreement relating to the period from and after the Deed Recordation Date; and

WHEREAS, the Assignee is willing to assume such obligations under the Condominium Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Recitals and Definitions. The recitals set forth above are true and accurate and are incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the Condominium Agreement.

2. Assignment and Assumption. The Assignor hereby assigns to the Assignee all of the Assignor’s right, title, duties and obligations under the Condominium Agreement, and the Assignee hereby accepts and unconditionally assumes in full and agrees to be bound by and perform all of the duties, agreements, indemnities, and obligations of the Assignor under the Condominium Agreement arising from and after the Deed Recordation Date, which assumption shall be effective upon the Deed Recordation Date. Nothing contained herein shall release Assignor from any obligations arising under the Condominium Agreement.

3. Representations, Warranties and Covenants.

A. The Assignor hereby represents, warrants, and covenants that to its knowledge (i) it is not in default under any of the covenants, representations, or warranties contained in the Condominium Agreement, (ii) it has not received any notice of default relating to the Condominium Agreement.

B. The Assignee hereby represents, warrants, and covenants that by its execution of this Agreement (i) it has unconditionally assumed in full all of the duties, agreements, and obligations of the Assignor under the Condominium Agreement, which assumption shall be effective upon the Deed Recordation Date and (ii) covenants not to assert against any of the Indemnified Parties defined in the Condominium Agreement, any claims relating to the Property Conditions defined in the Condominium Agreement.

4. Notice. All correspondence and notices given or required to be given to the Assignor under the Condominium Agreement, from and after the Deed Recordation Date, shall be provided to the Assignee and shall be addressed as follows:

Assignee:	Attn: Telephone: Email:

With a copy to:	Attn: Telephone: Email:

Assignor:	Attn: Telephone: Email:

With a copy to:	Attn: Telephone: Email:

5. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions hereof shall not in any way be affected or impaired thereby.

6. Joint and Several Liability of Assignee. In the event more than one person and/or entity executes this Agreement as Assignee, each such person and/or entity which comprises Assignee under this Agreement shall be jointly and severally liable for all of the obligations, covenants, liabilities and indemnifications of the Assignee under this Agreement and of the Purchaser under the Condominium Agreement.

7. Successors and Assigns. This Agreement applies to, inures to the benefit of, and binds all parties hereto and their respective successors and assigns.

8. Counterparts. This Agreement may be executed in multiple counterparts, all of which, when taken together, shall be deemed an original upon execution.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ASSIGNOR:

, a

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

STATE OF                 )

                                     ) ss.

COUNTY OF             )

On             ,             , before me, the undersigned, a Notary Public in and for said County and State, personally appeared             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF                 )

                                     ) ss.

COUNTY OF             )

On             ,             , before me, the undersigned, a Notary Public in and for said County and State, personally appeared             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT A

[Legal Description of Project]

EXHIBIT F

PLANS AND SPECIFICATIONS

[See Attached]

EXHIBIT G

TANGIBLE PERSONAL PROPERTY

[See Attached]

EXHIBIT H

SERVICE CONTRACTS

SCHEDULE 4.6(b)

PUNCHLIST HOLDBACK AGREEMENT

This Punchlist Holdback Escrow Agreement (this “Agreement”) is made as of             , 2012 by and among CRP/WF CREEKSTONE, LLC, a Delaware limited liability company (“Seller”), and                     , a             (“Purchaser”) and                     (“Escrow Agent”).

R E C I T A L S

A. Seller and Purchaser have heretofore entered into that certain Purchase and Sale Agreement of dated as of September     , 2012 (the “Purchase Agreement”) pertaining to the Property (as defined in the Purchase Agreement);

B. As of the date hereof, Seller has yet to complete the Punch List Work. Seller has listed the outstanding Punch List Items (as defined in the Purchase Agreement) on Exhibit A attached hereto which is hereby made a part hereof (the “Remaining Punch List Items”). The parties have estimated the sum of $            to be the amount necessary to complete the Remaining Punch List Items (the “Estimated Cost”). Pursuant to Section 4.7 of the Purchase Agreement, Seller agreed to deposit in an escrow account an amount equal to the Estimated Cost (“Punchlist Holdback”) to secure Seller’s obligation to complete the Remaining Punch List Items; and

C. All terms capitalized but not defined herein, shall have the respective meanings given to them in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

1. Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2. Escrow Funds. At Closing, Seller shall deposit in escrow with the Escrow Agent the amount of $[            ] (the “Escrow Funds”) as the Punchlist Holdback, the receipt of which is hereby acknowledged by the Escrow Agent. Subject to the terms hereof, Escrow Agent shall receive, hold in escrow, invest and release or disburse the Escrow Funds as hereinafter provided.

3. Investment and Use of Escrow Funds. As soon as the Escrow Funds becomes available to Escrow Agent for investment, the Escrow Agent shall deposit the Escrow Funds in escrow in a federally insured interest bearing depository account with a financial institution reasonably approved by Seller and Purchaser (the “Escrow Account”). Escrow Agent shall hold amounts on deposit in the Escrow Account as agent for Seller and shall not commingle such amounts with any other amounts held by Escrow Agent on behalf of any other person or entity. The Escrow Account shall be in the name of Seller and shall be under the sole dominion and control of Seller, subject to the terms of this Agreement. All interest accruing on the Escrow Funds shall be deemed to be the interest of Seller and shall be added to and become a part of the Escrow Funds, to be held and disbursed as provided herein. Seller shall provide Escrow Agent with tax identification numbers and other information reasonably required by Escrow Agent in order for the Escrow Agent to comply with reporting obligations. Seller hereby waives all right of withdrawal from the Escrow Account and any other right to direct disposition of the funds in the Escrow Account, except as expressly provided for herein.

4. Performance of Work. Seller covenants and agrees that it shall proceed diligently, at Seller’s sole cost and expense, to complete the Remaining Punch List Items within one hundred twenty (120) days from the date hereof, subject to extension for delays caused by Force Majeure, and subject to extension as provided hereinbelow (the “Completion Date”). Seller shall cause the Remaining Punch List Items to be completed in a good and workmanlike manner. All Punch List Work performed by Seller hereunder shall be constructed, installed or completed, as applicable, free and clear of mechanic’s, materialmen’s or other liens. In connection with the foregoing, Purchaser hereby grants Seller and its contractors and their subcontractors access to the Property for the purpose of completing the Remaining Punch List Items at such times as are determined by Purchaser in its reasonable discretion.

As used herein, the term “Force Majeure” shall mean acts of God (such as tornado, flood, hurricane, etc.), fires and other casualties; strikes, lockouts or other labor disturbances; riots, insurrections or civil commotions; embargos, shortages or unavailability of materials, supplies, labor, equipment and systems; sabotage; vandalism; legal requirements enacted after the date of this Escrow Agreement; orders or judgments; and delays caused by governmental authorities.

Seller shall be entitled to receive a disbursement of that portion of the Escrow Funds attributable to a particular Remaining Punch List Item (as shown on Exhibit A) upon completion of such Remaining Punch List Item. At such time as Seller reasonably determines that a particular Remaining Punch List Item has been completed, Seller shall notify Purchaser and Escrow Agent of such determination and provide lien waivers or other evidence reasonably acceptable to Purchaser that the Property remains free and clear of mechanic’s liens attributable to Seller’s completion of such Remaining Punch List Item. Delivery of such notice shall constitute Seller’s request for a disbursement of the Escrow Funds attributable to the applicable Remaining Punch List Item. Within three (3) business days after receipt of Seller’s request for release, Escrow Agent shall disburse the requested amount to Seller, unless Purchaser shall have inspected the particular Remaining Punchlist Item that Seller has notified Purchaser as Seller having completed, Purchaser shall have reasonably determined that it has not been completed and Purchaser shall have notified Seller and Escrow Agent of same in reasonable detail specifying the nature of the deficiency. Seller shall be entitled to receive a disbursement of the Escrow Funds attributable to the Remaining Punchlist Item(s) described Seller’s notice that are not the subject of any deficiency as alleged by Purchaser. Seller shall, within three (3) business days after receipt of Purchaser’s notice either (1) elect to correct such deficiencies, in which event the Completion Date shall be extended for an additional thirty (30) days or (2) reasonably dispute such deficiencies by providing written notice to Purchaser of such dispute, specifying in reasonable detail the reasons why such deficiencies do not exist. If Seller fails to make a timely election, Seller shall be deemed to have elected to correct such deficiencies pursuant to clause (1) of the immediately preceding sentence. If Seller timely provides a dispute notice, then Seller and Purchaser shall each meet to resolve such dispute within ten (10) days after Purchaser’s receipt of the dispute notice. If Purchaser and Seller are unable to resolve such dispute within such ten (10) day period, then such matter shall be submitted to the Project Architect for determination. The judgment of the Project Architect shall be binding on Seller and Purchaser and shall be rendered within ten (10) days of submission of such matter to the Project Architect and, if work is to be completed, Seller shall diligently complete such work and the Completion Date shall be extended for the later of (i) thirty (30) days, and (ii) the number of days that transpired during the period beginning on the date Seller’s dispute notice was received by Purchaser and ending on the date the Project Architect rendered its judgment.

For any Remaining Punch List Items not completed on or before the Completion Date, the remaining Escrow Funds attributable to such Remaining Punch List Items shall automatically (and without any notice or demand) be disbursed to Purchaser, Seller shall have no further obligations or liabilities under this Agreement and receipt of said funds by Purchaser shall be Purchaser’s sole remedy (and Purchaser hereby discharges, releases and waives Seller from all claims, obligations and liabilities) with respect to Seller’s failure to complete the Remaining Punch List Items. If Purchaser elects to complete the Remaining Punch List Items, Seller shall, and only if requested by Purchaser, and to the extent assignable, assign (without representation or warranty) the architect, contractor and other agreements, insofar as they relate to such Remaining Punch List Items only, to Purchaser. Such assignment shall be in form and substance reasonably acceptable to Purchaser and Seller and shall be accompanied by consents to such assignment from the parties obligated to provide such consents under such agreements.

5. Indemnification. If, during the course of completing the Punchlist Items, Seller or its agents, employees or contractors damages or destroys the Property, Seller shall promptly repair the damage caused thereby. Seller shall indemnify, defend and hold Purchaser harmless from any liens arising out of performance of the Punchlist Items by Seller and as well as any claims asserted by third parties against Purchaser (other than those arising out of Purchaser’s negligence or willful misconduct) to recover for personal injury or property damage as a result of Seller’s entry onto the Property or performance of the Punchlist Items. Seller’s obligation under this Section shall survive the termination of this Agreement. Upon Purchaser’s request, Seller shall provide evidence of its and its contractor’s liability insurance prior to performing the Punchlist Items.

6. Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Escrow Funds, unless mutual written instructions are received by the Escrow Agent directing the Escrow Funds’ disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Escrow Funds or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Escrow Funds with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Unless a court decides otherwise, Seller and Purchaser shall be jointly and severally obligated to pay such costs and fees of the Escrow Agent. The court may also assess against the non-prevailing party the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of the Purchase Agreement.

7. Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its willful misconduct and negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving willful misconduct or negligence on the part of the Escrow Agent. In the event the Escrow Agent is directed to invest the Escrow Funds, the Escrow Agent shall not be held responsible for any loss of principal or interest which may be incurred as a result of making the directed investments or redeeming said investments at the direction of the parties hereto.

8. Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Escrow Funds and making the disbursements required hereunder shall be paid by Seller.

9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law, as applicable, of the state in which the Property is located.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devisees of the parties.

12. Resignation of Escrow Agent. The Escrow Agent may resign its duties hereunder by giving written notice of its resignation to the Seller and Purchaser at least thirty (30) days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, the Escrow Funds shall be delivered by the Escrow Agent to a successor escrow agent designated in writing by the mutual agreement of the Seller and Purchaser or, if there is no such agreement between the parties, then to a title company selected by Purchaser (the “Successor Escrow Agent”). The Successor Escrow Agent shall evidence its agreement to comply with the obligations of the Escrow Agent herein and thereafter, it shall succeed to all of the rights and obligations of the Escrow Agent hereunder.

13. Limitation on Liability. Seller’s liability under this Agreement shall be limited to the Escrow Funds and Seller shall have no personal liability under this Agreement except for its interest in the funds in the Escrow Account.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first set forth above.

SELLER:

CRP/WF Creekstone, LLC a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

, a

By:
Name:
Title:

ESCROW AGENT:

, a

By:
Name:
Title:

SCHEDULE 6.2(e)

ASSIGNMENT OF CONSTRUCTION CONTRACT

THIS ASSIGNMENT OF GENERAL CONTRACT (this “Assignment”) is executed as of the             day of                     , 2012, by [                    ] (“Assignor”) and C.F. Evans & Co. Construction Services, LLC (the “Contractor”) in favor of [                    ] (“Assignee”).

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain [Name of Purchase Contract] dated [                    ](as amended, the “Contract”)).

WHEREAS, in connection with the development of the Property, Assignor entered into that certain [Name of GC Contract] dated [                    ], with the Contractor attached as Exhibit A hereto and made a part hereof (collectively, and together with all Contract Documents referred to therein, the “General Contract”).

WHEREAS, Assignor desires to transfer and assign to Assignee all of Assignor’s right, title and interest in and to the General Contract, except as provided herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignor hereby transfers and assigns, without recourse, representation or warranty of any nature whatsoever from Assignor, to Assignee all rights, title and interest held by Assignor under the General Contract (except as provided in Section 2 below), including, without limitation, any existing and future warranty and indemnity rights against the Contractor.

2.	Contractor, by its signature below, hereby authorizes and consents to the transfer and assignment to Assignee of the General Contract pursuant to the terms of this Assignment. Notwithstanding anything herein to the contrary, Assignee acknowledges and agrees that except as provided below: (i) the assignment of the General Contract shall in no way entitle Assignee to any rebates, refunds, payments or credits that (a) became due and payable by Contractor to the Owner under the General Contract prior to the date of this Assignment or (b) relate to work performed at the direction of or on behalf of Assignor, and Assignor expressly reserves and retains all rights under the General Contract relating to any such rebate, refund, payment or credit, and Assignee authorizes such rebates, refunds, payments or credits, as applicable, to be settled and handled exclusively between Contractor and Assignor, except that this provision in no way precludes or limits Assignee from pursuing or recovering from Contractor any sums owed to Assignee as a result of any warranty, breach of contract or other claim brought by Assignee under the General Contract for damages or defects which Contractor caused or is responsible for under the General Contract; and (ii) Assignor shall retain a non-exclusive right to pursue and enforce any protections, remedies and rights under the General Contract assigned to Assignee hereunder.

3.	Notwithstanding anything herein to the contrary, this Assignment shall in no way permit Assignee to amend or modify the General Contract to increase any duties, liabilities, or obligations of Assignor thereunder.

4.	This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

5.	The General Contract shall remain in full force and effect and shall not otherwise be amended, supplemented or modified by this Assignment.

6.	Capitalized terms used herein and not otherwise defined in this Assignment shall have the meanings assigned to such terms in the General Contract.

7.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

[ ]

By:
Name:
Title:

ASSIGNEE:

[ ]

By:
Name:
Title:

Consent and Concurrence:

CONTRACTOR:
[ ]

By:
Name:
Title:

SCHEDULE 8.1(b)